EXECUTION COPY



                                                     July 2, 1997



Archinav Holdings, Inc.
95 Akti Miaouli
GR 185 38 Piraeus

Attn:  M. G. Skordias

Overseas Cruiseship, Inc.
1114 Avenue of the Americas
New York, NY  10036

Attn:  Robert N. Cowen, Esq.

Gentlemen:

     As you are aware, A Wilhelmsen AS ("AWILCO") and Cruise Associates ("CA") currently own 24,760,950 and 25,390,950 shares of Royal Caribbean Cruises Ltd. (the "Company"), respectively, or approximately 38.8% and 39.8% of the shares of Common Stock of the Company now issued and outstanding. As you are aware, AWILCO and CA have been furnished copies of the Stock Purchase Agreement, dated as of July 2, 1997, among the Company, Celebrity Cruise Lines, Inc. and you (the "Agreement"). Terms defined in the Agreement shall have like meanings when used herein, unless the context otherwise requires.

     To induce you to enter the Agreement and to effectuate the provisions of Section 5.11 thereof for the period, and subject to conditions, therein provided, each of AWILCO and CA agrees to vote the shares of Common Stock then owned by it to elect the person or persons nominated by one or both of the Stockholders to the Company's Board of Directors.

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     Please acknowledge receipt of this letter by signing and
returning the enclosed copy hereof.

                         Very truly yours,

                         A. WILHELMSEN, AS.



                         By:  s/______________________________
                                Name:
                                Title


                         CRUISE ASSOCIATES

                         By:  CET Investment Group,
                              a general partner

                         By:  CIRC Trust Company
                              (Bahamas) Limited, as
                              Trustee of Settlement
                              T-577, a general partner


                              By:  s/_________________________
                                     Name:  Carlis E. Chisholm
                                     Title:  Manager, Trust
                                             Department

Receipt acknowledged as of
the date above written.

Archinav Holdings, Inc.


By:  s/________________________________
       Name:
       Title:

Overseas Cruiseship, Inc.


By:  s/_________________________________
       Name:
       Title: